Exhibit 99.1

Ryan Perfit Appointed Chief Financial Officer of Fluent, Inc.

New York, NY — September 10, 2024 — Fluent, Inc. (NASDAQ: FLNT), a partner monetization and customer acquisition solutions leader, has announced Ryan Perfit’s appointment as Chief Financial Officer (CFO). Perfit has served as interim CFO since February 1, 2023, and his appointment as CFO reflects his valuable contributions as the Company has evolved its business and financial strategies.

This appointment is a homecoming for Perfit, who, from 2012 to 2019, demonstrated exceptional leadership at Fluent by spearheading company-wide strategic planning initiatives, cash flow planning, and capital structure design as Senior Vice President. His proficiency in financial controls, investor relations, SEC reporting, and audit compliance was pivotal in preparing Fluent for its 2015 merger and the 2018 spin-off that put Fluent’s management team in charge of the public Company.

"We are thrilled to welcome Ryan Perfit back to Fluent as our Chief Financial Officer," said Don Patrick, Fluent’s Chief Executive Officer. "Ryan brings valuable financial knowledge and industry experience from his 20-year career. He has a deep familiarity with Fluent’s business operations and suite of performance marketing solutions and supports the team with the help of the strong relationships he has cultivated over the years. Ryan is clearly the best choice for our CFO role.”

As Fluent’s interim CFO, Perfit helped navigate a successful settlement with the Federal Trade Commission while the Company executed a strategic pivot to strengthen its core business. Perfit and his team played a key role in establishing Fluent’s credentials in high-growth marketplaces and negotiating a new $50 million debt facility. Perfit also led and implemented the evolution of Fluent’s financial processes and scorecards, which were vital in assessing progress against the Company’s growth initiatives.

"It’s an honor to join the executive team at Fluent,” said Perfit. “During this last year and a half, I’ve worked closely with Don and the leadership team on further developing our growth strategies and financial metrics for a successful 2024 and beyond. I am excited about the plan we are executing and to help further elevate the Company's financial performance to drive value for our stakeholders."

Before joining Fluent, Perfit served as CFO at multiple high-growth start-ups, where he played a crucial role in fundraising efforts. His previous roles include positions at renowned companies such as PricewaterhouseCoopers and FTI Consulting.

About Fluent, Inc.

Fluent, Inc. (NASDAQ: FLNT) has been a leader in performance marketing since 2010, offering customer acquisition and partner monetization solutions that exceed client expectations. Leveraging untapped channels and diverse ad inventory across partner ecosystems and owned sites, Fluent connects brands with consumers at the most optimal moment, ensuring impactful engagement when it matters most. Constantly innovating and optimizing for performance, Fluent unlocks additional revenue streams for partners and empowers advertisers to acquire their most valuable customers at scale. For more insights, visit https://www.fluentco.com/.

Contact Information

Fluent, Inc.

Media Relations

marketing@fluentco.com